Exhibit 99.2

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel: 203 622 3131
fax: 203 622 6080

unitedrentals.com

UNITED RENTALS COMMENCES LITIGATION AGAINST CERBERUS
ACQUISITION VEHICLES

Asserts Specific Performance Provision Compels Completion of Merger

Says Acquisition Vehicles Acted in Bad Faith in Repudiating Transaction

          Greenwich, CT. — November 19, 2007 — United Rentals, Inc. (NYSE: URI) announced today that it has filed a lawsuit against RAM Holdings, Inc. and RAM Acquisition Corp. (collectively, “RAM”), acquisition vehicles formed by Stephen A. Feinberg’s Cerberus Capital Management, L.P. to acquire United Rentals. The lawsuit, filed in the Delaware Court of Chancery, seeks to compel the Cerberus acquisition vehicles to complete the agreed-upon transaction.

          As previously announced, United Rentals received a letter from RAM, repudiating the merger agreement even though there has been no material adverse change in United Rentals’ business. The letter was sent after a meeting led by Mr. Feinberg at which RAM informed United Rentals’ advisors that RAM did not want to force its financing sources to fulfill their commitments, even though the merger agreement requires them to do so. At the meeting, Cerberus specifically confirmed that there has not been a material adverse change.

          United Rentals believes that the repudiation, which is unwarranted and incompatible with the covenants of the merger agreement, is nothing more than a naked ploy to extract a lower price at the expense of United Rentals’ shareholders.

          The lawsuit asserts that the “Specific Performance” provision of the merger agreement, which states that “irreparable damage would occur in the event that any of the provisions of th[e] Agreement were not performed in accordance with their specific terms or were otherwise breached,” explicitly gives United Rentals the right to compel consummation of the merger in the present situation.

          The lawsuit contends that the Cerberus acquisition vehicles are directly violating the merger agreement and acting in bad faith, and do not have the right to pay a reverse break-up fee and simply walk away. There is no financing barrier to completing the merger, as RAM has binding commitment letters from its financing sources to provide financing for the transaction. United Rentals believes that the financing sources stand ready to fulfill their contractual obligations. As described in the lawsuit, the Specific Performance provision of the merger agreement requires RAM to draw down the committed financing and consummate the merger under precisely these circumstances.

          The lawsuit also contends that the Cerberus acquisition vehicles sought to further their scheme to buy United Rentals for less by taking advantage of the dramatic stock price drop that occurred after their intention to walk away from their obligation to consummate the merger was leaked to a news organization.

          The lawsuit asks the Court to award United Rentals specific performance of the merger agreement to consummate the merger in accordance with its terms.

          The United Rentals Board believes it is in the best interest of the Company and its stockholders to bring this action to enforce their contractual rights, and looks forward to prevailing in court.

          The New York law firm of Orans, Elsen & Lupert LLP and the Wilmington, Delaware law firm of Rosenthal, Monhait & Goddess, P.A. is representing United Rentals in this litigation.

          United Rentals intends to file a current report on Form 8-K shortly, which will attach the complaint filed today in the Delaware Chancery Court.

          About United Rentals

          United Rentals, Inc. is the largest equipment rental company in the world based on revenue, with an integrated network of over 690 rental locations in 48 states, 10 Canadian provinces and one location in Mexico. The Company’s approximately 11,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The Company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.3 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index ® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements generally can be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those expected by any forward-looking statements. For factors that could cause our actual results to differ from those expected, please refer to our Annual Report on Form 10-K for the year ended December 31, 2006, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

Contact:

Kekst and Company
Mark Semer or Tom Davies
(212) 521-4800

Fred Bratman
Hyde Park Financial Communications
212-683-3931 x217